 Exhibit 99.1

For more information, contact:

Kathleen Nemeth	Carol Kimura
Vice President, Investor Relations	Vice President, Commercial Marketing
Omnicell, Inc.	Omnicell, Inc.
(650) 435-3318	(650) 251-6363
kathleen.nemeth@omnicell.com	carol.kimura@omnicell.com

Omnicell Completes Acquisition of ReCept

Addition of specialty pharmacy management services expands Advanced Services portfolio to support access to and management of complex medications

Expected to be accretive to Omnicell’s non-GAAP EBITDA first quarter of 2023

MOUNTAIN VIEW, Calif. — December 29, 2021 — Omnicell, Inc. (Nasdaq:OMCL), a leading provider of medication management solutions and adherence tools for health systems and pharmacies, has completed the previously announced acquisition of ReCept Holdings, Inc. The addition of ReCept’s specialty pharmacy management services for health systems, provider groups, and federally qualified health centers (FQHCs) expands Omnicell’s Advanced Services portfolio to address the growing and complex specialty pharmacy market.

ReCept provides implementation and managed services for health systems and other provider organizations to optimize their specialty pharmacy programs and the related pharmaceutical aspects of patient care. This total solution supports on-site management, including payor contracting, staffing, licensing, quality assurance, 340B administration, and preferred pricing agreements designed to improve margin and profitability, while keeping the patient at the center of care.

“ReCept’s specialty pharmacy management services capabilities naturally complement Omnicell’s intelligent infrastructure, giving us deeper expertise to address the growing market need for managing complex specialty medications as part of a broader, more comprehensive medication management strategy,” said Randall Lipps, chairman, president, CEO, and founder of Omnicell.

Under the terms of the purchase agreement, the acquisition price was $100 million, subject to customary adjustments, as provided for in the agreement and plan of merger. The ReCept business that is being acquired recorded annual recurring revenue of $24 million (unaudited) for the 12 months ended September 30, 2021, and is expected to accelerate Omnicell's Advanced Services revenue growth. Omnicell used cash on its balance sheet to fund the transaction, which is expected to be accretive to Omnicell’s non-GAAP EBITDA beginning in the first quarter of 2023.

Additional details of this acquisition are included in an investor presentation found in the Investor Relations section of our website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the expected benefits of the acquisition of the ReCept business, including on Omnicell’s non-GAAP EBITDA, the impact of the acquisition on Omnicell’s products and services, and the capabilities of the products and services that constitute the ReCept business. Without limiting the foregoing, statements including the words “expect,” “intend,” “will,” “plan,” “anticipate,” “believe,” “forecast,” “guidance,” “outlook,” “goals,” “target,” “estimate,” and similar expressions are intended to identify forward-looking statements. There are a significant number of factors that could cause actual results to differ materially from statements made in this release, including: difficulties encountered in integrating the acquired business, including technologies, personnel, and operations; costs related to the acquisition; market acceptance of the acquisition, and resulting products and services; Omnicell’s inability to realize value from its significant investments in its business, including product and service innovations; and general market, political, economic, and business conditions, including the ongoing COVID-19 pandemic, and other industry or economic conditions outside of Omnicell’s control.

Additional information on potential factors that could affect Omnicell’s financial results is included in Part I, Item 1A, “Risk Factors” in Omnicell’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated in Omnicell’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, both of which are on file with the U.S. Securities and Exchange Commission (“SEC”), and in Omnicell’s other filings with the SEC. Omnicell does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Advisors

Sidley Austin LLP served as legal counsel to Omnicell. Gibson, Dunn & Crutcher LLP served as legal counsel to ReCept.

About Omnicell

Since 1992, Omnicell has been committed to transforming the pharmacy care delivery model to dramatically improve outcomes and lower costs. Through the vision of the autonomous pharmacy, a combination of automation, intelligence, and technology-enabled services, powered by a cloud data platform, Omnicell supports more efficient ways to manage medications across all care settings. Over 7,000 facilities worldwide use Omnicell automation and analytics solutions to help increase operational efficiency, reduce medication errors, deliver actionable intelligence, and improve patient safety. More than 60,000 institutional and retail pharmacies across North America and the United Kingdom leverage Omnicell's innovative medication adherence and population health solutions to improve patient engagement and adherence to prescriptions, helping to reduce costly hospital readmissions. To learn more, visit www.omnicell.com.

OMNICELL is a registered trademark and the Omnicell logo is a trademark of Omnicell, Inc.

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